Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-     ) pertaining to the Brown Shoe Company, Inc. Incentive and Stock Compensation Plan of 2002 of our reports dated March 20, 2008, with respect to the consolidated financial statements and schedule of Brown Shoe Company, Inc. included in its annual report (Form 10-K) for the year ended February 2, 2008, and the effectiveness of internal control over financial reporting of Brown Shoe Company, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
St. Louis, Missouri
May 21, 2008